Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated September 19, 2012, with respect to the financial statements of Western Asset High Income Fund, Western Asset Municipal High Income Fund, and Western Asset Global Strategic Income Fund, each a series of Legg Mason Partners Income Trust, as of July 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

November 20, 2012